EXHIBIT 11(1)
                                      Year Ended
                                      December 31,
                             1995        1994       1993
                            _________  _________  _________
Primary:
 Average Shares
   Outstanding              6,682,887  6,682,887  6,359,711
 Net Effect of Dilutive
   Stock Warrants - Based
   on the Treasury Stock
   Method Using Average
   Market Price                    --         --    165,548
                            ---------  ---------  ---------
Common and Common
  Equivalent Shares         6,682,887  6,682,887  6,525,259
                            =========  =========  =========
Fully Diluted:
 Average Shares
   Outstanding              6,682,887  6,682,887  6,359,711
   Net Effect of
   Dilutive Stock
   Warrants - Using
   Ending Market Price
   Unless Average Market
   Price is Higher                 --         --    165,548

Common and Common
 Equivalent Shares          6,682,887  6,682,887  6,525,259
                            =========  =========  =========

Income before
 Extraordinary Item       $20,980,000  $13,051,000 $7,645,000

Extraordinary Item                 --           -- (1,716,000)
                          -----------  ----------- ----------
Net Income                $20,980,000  $13,051,000 $5,929,000
Less:
 Preferred Stock Dividends       --        --        (868,000)
 Accretion of Discount on
    Preferred Stock              --        --        (202,000)
                          -----------  ----------- -----------
Net Income Applicable to
 Common and Common
 Equivalent Shares        $20,980,000  $13,051,000  $4,859,000
                          ===========  ===========  ==========
Per Share Amount:
 Income before
   Extraordinary Item     $      3.14  $      1.95  $    1.01
 Extraordinary Item       $        --  $        --  $   (0.26)
                          -----------  -----------  ---------
Net Income                $      3.14  $      1.95  $     .75
                          ===========  ===========  =========

[FN]
All per share and weighted average share amounts have been restated for November 17, 1995 twenty-five percent stock dividend.